Shore Financial Corporation Announces Branch Acquisition

         Shore Financial Corporation announced today that its subsidiary, Shore Bank, has signed a Purchase and Assumption Agreement to acquire the deposits and certain assets of the Salisbury Maryland branch of Susquehanna Bank. Susquehanna Bank has its headquarters in Baltimore Maryland. Shore Bank has two branch locations in the Salisbury Maryland market and seven branches on the Delmarva Peninsula. The purchase will add approximately $18 million in deposits to the bank and effectively double the size of the Salisbury Banking Division of Shore Bank. Terms of the agreement were not disclosed.

         Shore Bank has served the Delmarva Peninsula market since 1961 and expanded to the Salisbury market in 1995. Three years later, the bank opened a second branch in downtown Salisbury on the corner of Main and Division Streets.

         In the announcement, Scott C. Harvard, President and CEO of Shore Bank, said, "We are delighted to welcome Susquehanna Bank customers and employees into the Shore Bank family. As a local banking company with a commitment to the Eastern Shore, we are positioned to deliver a full compliment of banking services through our seven branches, six ATM's, twenty four hour telephone banking and Online Banking. This commitment includes the availability of local lenders and investment advice in each of our banking facilities."

         The transaction is subject to regulatory approvals and is expected to close before year end.